Exhibit 99

Investor Contact:	Media Contact:
Kelly Pasterick	Monica Orbe
(212) 836-2674	(212) 836-2632
Kelly.Pasterick@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Announces Pricing of Public Offering of

Mandatory Convertible Preferred Stock

New York, September 16, 2014 –Alcoa (NYSE:AA) today announced the pricing of its public offering of 25,000,000 of its depositary shares (“Depositary Shares”) at $50 per Depositary Share. Each Depositary Share represents a 1/10th interest in a share of Alcoa’s 5.375% Class B Mandatory Convertible Preferred Stock, Series 1, par value $1.00 per share (“Mandatory Convertible Preferred Stock”). Each share of Mandatory Convertible Preferred Stock has a liquidation preference of $500 (equivalent to $50 per Depositary Share). In addition, the underwriters of the offering have an option to purchase up to an additional 3,750,000 Depositary Shares to cover over-allotments, if any. The offering is expected to close on September 22, 2014, subject to customary closing conditions.

The Depositary Shares entitle the holders, through the depositary, to a proportional fractional interest in the rights and preferences of the shares of the Mandatory Convertible Preferred Stock underlying the Depositary Shares, including conversion, dividend, liquidation and any voting rights, subject to certain limited exceptions. Unless converted or redeemed earlier, each share of Mandatory Convertible Preferred Stock will convert automatically, on October 1, 2017, into between 25.7838 and 30.9406 shares of Alcoa’s common stock (and, correspondingly, each Depositary Share will automatically convert into between 2.57838 and 3.09406 shares of Alcoa’s common stock), subject to anti-dilution and other adjustments.

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by the Board of Directors of Alcoa or an authorized committee of Alcoa’s Board, at an annual rate of 5.375% on the liquidation preference of $500 per share of Mandatory Convertible Preferred Stock (equivalent to $26.8750 per annum per share of Mandatory Convertible Preferred Stock, corresponding to $2.6875 per annum per Depositary Share). The declared dividends may be paid in cash, or subject to certain limitations, in Alcoa’s common stock or any combination of cash and common stock on January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2015 and to, and including, October 1, 2017.

Net proceeds from this offering, after deducting underwriting discount and commissions and estimated offering expenses, are expected to be approximately $1.2 billion. If the underwriters exercise their over-allotment option in full, net proceeds are expected to be approximately $1.4 billion. Alcoa intends to use the net proceeds of the offering, if completed, as partial consideration to finance the previously announced proposed acquisition of the Firth Rixson business and to pay related fees and expenses. The completion of the offering is not contingent on the completion of the acquisition.

Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering. Citigroup Global Markets Inc., Goldman, Sachs & Co., and J.P. Morgan Securities LLC are acting as book-running managers for the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering may be made only by means of a prospectus supplement and the accompanying prospectus. A copy of the final prospectus supplement and the accompanying prospectus related to the offering may be obtained, when available, by contacting: Morgan Stanley & Co. LLC, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, telephone: (866) 718-1649; Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, New York 10010, Attention: Prospectus Department, telephone: (800) 221-1037. These documents will also be filed with the SEC and will be available at the SEC’s Web site at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alcoa

Alcoa is a global leader in lightweight metals technology, engineering and manufacturing. Alcoa’s innovative, multi-material products, which include aluminum, titanium, and nickel, are used worldwide in aircraft, automobiles, commercial transportation, packaging, building and construction, oil and gas, defense, consumer electronics, and industrial applications. Alcoa is also the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, through its active participation in all major aspects of the industry: technology, mining, refining, smelting, fabricating, and recycling.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. Alcoa has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, Alcoa’s ability to complete the offering, our anticipated use of proceeds from the offering, and our ability to close the proposed Firth Rixson acquisition. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include prevailing market conditions and other factors. For more information about potential risk factors that could affect Alcoa and its results, we refer you to the information contained in the prospectus supplement for this offering and the risk factors summarized in our Form 10-K for the year ended December 31, 2013 and in our Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014. Alcoa undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.